Exhibit 10.16

Execution Version

THIRD AMENDMENT, dated as of October 3, 2006 (this “Amendment”), to the Credit Agreement dated as of November 30, 2004 (as heretofore amended, supplemented, or otherwise modified, the “Credit Agreement”) among NEENAH PAPER, INC., a Delaware corporation (the “Parent”), each subsidiary of the Parent listed as a “Borrower” on the signature pages thereto (together with the Parent, each a “Borrower” and collectively, the “Borrowers”), each subsidiary of the Parent listed as a “Guarantor” on the signature pages thereto, the lenders party thereto (the “Lenders”),  JPMORGAN CHASE BANK, N.A., as agent for the Lenders (in such capacity, the “Agent”), and J.P. Morgan Securities Inc., as the exclusive arranger and sole bookrunner (“Book-Runner”).

The Credit Parties have requested that the Lenders agree to amend certain provisions of the Credit Agreement.  The Lenders party hereto are willing to amend the Credit Agreement as set forth herein on the terms and subject to the conditions set forth herein.  Capitalized terms used but not defined herein have the meanings assigned to them in the Credit Agreement, including after giving effect to the amendments set forth in this Amendment.

Accordingly, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.  Amendments to Section 1.1 of the Credit Agreement.  Upon effectiveness of this Amendment in accordance with Section 37 hereof, Section 1.1 of the Credit Agreement is hereby amended as follows:

(a)           by deleting the definition of “Annualized Basis” and by inserting the following in lieu thereof:

Annualized Basis shall mean, with respect to the components of the Fixed Charge Coverage Ratio for the first four (4) fiscal quarters ending following the FiberMark Acquisition Effective Date (the first such fiscal quarter being the fiscal quarter in which the FiberMark Acquisition Effective Date occurs), the following:

(a)           for the first fiscal quarter ending following the FiberMark Acquisition Effective Date, each such component of the Fixed Charge Coverage Ratio during the period beginning on the FiberMark Acquisition Effective Date and ending on the last day of the fiscal quarter in which the FiberMark Acquisition Effective Date occurs, divided by the number of days in such period and multiplied by 90 (the “Adjusted Quarter”), multiplied by four (4);

(b)           for the second fiscal quarter ending following the FiberMark Acquisition Effective Date, each such component of the Fixed

Charge Coverage Ratio during the two fiscal quarters ending following the FiberMark Acquisition Effective Date (which shall mean the Adjusted Quarter for the first such fiscal quarter), multiplied by two (2);

(c)           for the third fiscal quarter ending following the FiberMark Acquisition Effective Date, each such component of the Fixed Charge Coverage Ratio during the three fiscal quarters ending following the FiberMark Acquisition Effective Date (which shall mean the Adjusted Quarter for the first such fiscal quarter), divided by 0.75; and

(d)           for the fourth fiscal quarter ending following the FiberMark Acquisition Effective Date, each such component of the Fixed Charge Coverage Ratio during the four fiscal quarters ending following the FiberMark Acquisition Effective Date (which shall mean the Adjusted Quarter for the first such fiscal quarter);

provided, that (i) the cash Interest Expense paid on the Senior Notes shall be $4,148,437.50 during each of the four quarters ending following the FiberMark Acquisition Effective Date (regardless of when such expense is actually paid) and (ii) the expenses for the regularly scheduled “maintenance-down” of Neenah Paper Company of Canada’s Pictou facility incurred in the first fiscal quarter ending following the FiberMark Acquisition Effective Date up to $7,000,000 shall be divided by four and expenses in such amount shall be deemed to have been incurred during each of the four quarters ending following the FiberMark Acquisition Effective Date (regardless of when such expense is actually paid); provided, further, that the Borrowers shall provide the Agent with the calculation of the Annualized Basis in form and substance reasonably satisfactory to the Agent.

(b)           by deleting the definition of “Applicable Commitment Fee Percentage” and by inserting the following in lieu thereof:

Applicable Commitment Fee Percentage shall mean, with respect to any Commitment Fee, a rate per annum of 0.25%.

(c)           by deleting the definition of “Applicable Margin” and by inserting the following in lieu thereof:

Applicable Margin shall mean, with respect to any Loan, a rate per annum determined in accordance with this definition.  The “Applicable Margin” from and after the Third Amendment Effective Date and continuing until the first adjustment to the Applicable Margin as set forth below shall be a rate per annum of 1.75% for LIBOR Borrowings for both FAC Loans and Non-FAC Loans and a rate per annum of 0.25% for Alternate Base Rate Borrowings for both FAC Loans and Non-FAC Loans.  As of the end of each fiscal quarter of the Credit Parties (commencing December 31, 2006), the Applicable Margin shall be adjusted upward or downward, as applicable, to the respective amounts shown in the schedule below based on Availability, tested on an average daily basis for the most recent fiscal quarter of the Credit Parties.  For purposes hereof, any such adjustment in the respective amounts of the Applicable Margin, whether upward or downward, shall be effective ten (10) Business Days after the Borrowing Base Compliance Certificate of the Credit Parties and their Subsidiaries with respect to the final month of such fiscal quarter has been delivered to and received by the Agent in accordance with the terms of Section 6.3(i) hereof; provided, however, if any such Borrowing Base Compliance Certificate is not delivered in a timely manner as required under the terms of Section 6.3(i) hereof, the Applicable Margin from the date such Borrowing Base Compliance Certificate was due until ten (10) Business Days after Agent and Lenders receive the same will be the highest level set forth below for the Applicable Margin.

Availability	Per Annum Percentage for Non-FAC Loan LIBOR Borrowings	Per Annum Percentage for Non- FAC Loan Alternate Base Rate Borrowings	Per Annum Percentage for FAC Loan LIBOR Borrowings	Per Annum Percentage for FAC Loan Alternate Base Rate Borrowings
Greater than or equal to $90,000,000	1.25%	0.0%	1.50%	0.0%
Less than $90,000,000, but greater than or equal to $50,000,000	1.50%	0.0%	1.75%	0.25%
Less than $50,000,000, but greater than or equal to $30,000,000	1.75%	0.25%	2.00%	0.50%
Less than $30,000,000	2.00%	0.50%	2.25%	0.75%

(d)           by deleting the words “Closing Date” contained in the table in the definition of “Applicable Prepayment Fee Percentage” and inserting the words “Third Amendment Effective Date” in lieu thereof;

(e)           by deleting the definition of “Borrowing Base” and inserting the following in lieu thereof:

Borrowing Base shall mean, as of any date, the amount of the then most recent computation of the Borrowing Base, determined by calculating the amount equal to the following:

(a)           85% of Eligible Receivables; plus

(b)           the lesser of (i) 75% of the value of Eligible Inventory (valued at the lower of cost or fair market value), and (ii) 85% of the applicable Net Recovery Value Percentage of Eligible Inventory; plus

(c)           the lesser of (i) $60,000,000 and (ii) the Margined PP&E Amount; plus

(d)           the Fixed Asset Component.

(f)            by adding the words “or any Additional Senior Indenture; or (f) the Parent shall cease to have the beneficial ownership, directly or indirectly, of 100% of the Stock of FinCo, free and clear of all Liens (other than any Liens granted under the Loan Documents and Liens permitted under Section 7.2)” at the end of the definition of Change of Control, immediately before the period.

(g)           by deleting the definition of “Fixed Charge Coverage Ratio” and inserting the following in lieu thereof:

Fixed Charge Coverage Ratio shall mean, with respect to any Person,

(a)           for any period ending on or prior to the FiberMark Acquisition Effective Date, the ratio of (i) EBITDA less (A) Capital Expenditures not funded by Indebtedness permitted by Section 7.1(c) or Section 7.1(m), less (B) cash payments of federal, state, provincial and local income or franchise taxes, to (ii) the sum of (A) cash Interest Expense, plus (B) Scheduled Principal Payments plus (C) Cash Dividends, in each case of such Person for the applicable period, and without duplication, plus (D) the amount of all expenses, charges and liabilities related to the restructuring, closure or Disposition of Neenah Paper Company of Canada’s Terrace Bay facility paid in cash during the period, but only in the amount and to the extent such expenses, charges and liabilities exceed (x) an aggregate amount of $12,000,000 during the period commencing on the Third Amendment Effective Date and ending on December 31, 2008, or (y) an aggregate amount of $1,000,000 during any period of four (4) consecutive fiscal quarters (or any portion thereof) commencing after December 31, 2008 (such excess amount being referred to herein as the “Terrace Bay Excess Cash Closure Costs”); and

(b)           for any period ending after the FiberMark Acquisition Effective Date, the ratio of (i) EBITDA less (A) Capital Expenditures not funded by Indebtedness permitted by Section 7.1(c) or Section 7.1(m), less (B) loans, advances and Investments (other than the Pledged Inter-Company Loans so long as an Unpledged Inter-Company Loan in an equal amount is made substantially contemporaneously therewith) made to Persons that are not Credit Parties, less (C) cash payments of federal, state, provincial and local income or franchise taxes, plus (D) principal and interest payments paid in cash on the Pledged Inter-Company Note, plus (E) Cash Dividends and other distributions with respect to Stock held by a Credit Party to the extent received in cash by a Credit Party from any Person that is not a Credit Party, to (ii) the sum of (A) cash Interest Expense, plus (B) Scheduled Principal Payments, plus (C) Cash Dividends, plus (D) the Terrace Bay Excess Cash Closure Costs.

All components of the Fixed Charge Coverage Ratio shall be determined for the applicable Person on a Consolidated basis, without duplication and for the four (4) most recent consecutive fiscal quarters of the applicable Person ending on or prior to the date of determination; provided, that (1) the results of operation of the Offshore Entities and their subsidiaries, including, without limitation, FiberMark and its subsidiaries, shall be excluded in the calculation of Fixed Charge Coverage Ratio (except as provided in clauses (b)(i)(B) and (b)(i)(D) above), and (2) for the first four (4) fiscal quarters ended following the FiberMark Acquisition Effective Date (the first such fiscal quarter being the fiscal quarter in which the FiberMark Acquisition Effective Date occurs), the Fixed Charge Coverage Ratio shall be determined on an Annualized Basis.

(h)           by deleting the definition of “Net Income” set forth therein and inserting the following text in lieu thereof:

Net Income shall mean, with respect to any Person for any period, net income of such Person for the applicable calculation period determined in accordance with GAAP; provided, that there shall not be included in such calculation of net income (without duplication) (a) subject to limitations for certain items as provided in clause (g) below, any extraordinary gains or losses (including in connection with the sale or write-up of assets), (b) subject to limitations for certain items as provided in clause (g) below, any nonrecurring gains or losses, (c) any gains or losses from dispositions of property or assets, other than dispositions of Inventory and equipment in the ordinary course of business, and the tax consequences thereof, (d) the net income or loss of any other Person that is not a Subsidiary of such Person for whom net income is being calculated (or is accounted for by such Person by the equity method of accounting), (e) the net income (or loss) of any other Person acquired by, or merged with, such Person for whom net income is being calculated or any of its Subsidiaries for any period prior to the date of such acquisition, (f) the net income of any Subsidiary of such Person for whom net income is being calculated to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such net income is not at the time permitted by operation of the terms of its charter, certificate of incorporation or formation or other constituent document or any agreement or instrument or Legal Requirement applicable to such Subsidiary, all as determined in accordance with GAAP, (g) with respect to the Credit Parties and their Subsidiaries, the following anticipated non-cash impairment charges of approximately (i) $110,000,000 in the fiscal year ended December 31, 2004 and referred to in the Offering Memorandum with respect to a writedown of the carrying amount of the Consolidated assets of the Credit Parties and their Subsidiaries following the Spin-off Transaction, and any benefits (including tax benefits) resulting from such writedown or charge, (ii) $59,800,000 in the fiscal year ended December 31, 2005 and referred to in the Parent and its Subsidiaries Annual Audited Financial Statements for such fiscal year with respect to a writedown of the carrying amount of the Consolidated assets of the Credit Parties and their Subsidiaries based on asset impairment, and any benefits (including tax benefits) resulting from such writedown or charge, and (iii) any non-cash non-recurring impairment charges with respect to a writedown of the carrying amount of the Consolidated assets of the Credit Parties acquired after the Third Amendment Effective Date (either through direct asset purchase or as part of the acquisition of all or substantially all of the Stock of another Person) based on the impairment of such assets, pursuant to the provisions of Section 7.4(6), and any benefits (including tax benefits) resulting from such writedown, but only to the extent that such writedowns are made within the initial six (6) month period (or such longer period acceptable to the Agent in its sole discretion) after the acquisition of the assets whose carrying amount is being written down (h) any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees, provided that such shares, options or other rights can be redeemed at the option of the holder only for capital stock of such Person, (i) with respect to the Credit Parties and their Subsidiaries, any losses of Neenah Menasha Water and Power Company to the extent paid from funds contributed by Kimberly-Clark into a separate account of Neenah Menasha Water and Power Company prior to the Spin-Off Transaction, (j) with respect to the Credit Parties, any non-recurring fees, charges or other expenses that are related to the Spin-off Transaction, not to exceed (i) with respect to fees, charges or other expenses incurred in connection with the closing of the Spin-off Transaction on the Closing Date, $8,500,000 in the aggregate and (ii) with respect to fees, charges or other expenses incurred thereafter, $1,500,000, (k) with respect to the Credit Parties, any non-recurring charges or other expenses (determined in accordance with GAAP and as reflected in the Company’s financial statements produced from time to time pursuant to Section 6.3(a) and 6.3(b)) related to the restructuring, closure or Disposition of Neenah Paper Company of Canada’s Terrace Bay facility, not to exceed $120,000,000 in the aggregate, but excluding any cash charges or payments made in connection with the Disposition of the Terrace Bay facility, (l) with respect to the Credit Parties, all non-recurring expenses and charges (determined in accordance with GAAP and as reflected in the Company’s financial statements produced from time to time pursuant to Section 6.3(a) and 6.3(b)) related to the extended closure (in excess of the regularly scheduled closure for annual maintenance of such facility) of the Neenah Paper Company of Canada’s Pictou facility during the fourth quarter of 2006 calendar year due to replacement of boilers and other equipment caused by pipe corrosion, such excess expenses and charges not to exceed $5,000,000 in the aggregate, and (m) with respect to the Credit Parties, any non-recurring charges or other expenses (determined in accordance with GAAP and as reflected in the Company’s financial statements produced from time to time pursuant to Section 6.3(a) and 6.3(b)) related to (1) the restructuring or permanent closure of any facility (other than Neenah Paper Company of Canada’s Terrace Bay facility) of any Credit Party or (2) Hedging Obligations owing and paid during the fourth quarter of 2006 calendar year with respect to pulp futures contracts permanently expiring in such quarter, which non-recurring charges or other expenses described in part (1) and (2) of this clause (m) shall not exceed $5,000,000 in any calendar year or $10,000,000 in the aggregate during the term of this Agreement.

(i)            by deleting the definition of “Permitted Affiliate Transactions” set forth therein and inserting the following text in lieu thereof:

Permitted Affiliate Transactions shall mean any of the following: (a)  transactions between Credit Parties; (b) transactions between Offshore Entities, (b) customary directors’ fees, customary directors’ indemnifications and similar arrangements for officers and directors of the Credit Parties and the Offshore Entities entered into in the ordinary course of business, together with any payments made under any such indemnification arrangements; provided, that any of the foregoing owed to directors and officers of the Offshore Entities are only payable and paid by the Offshore Entities; (c) customary and reasonable loans, advances and reimbursements to officers, directors and employees of the Credit Parties and Offshore Entities for travel, entertainment, moving and other relocation expenses, in each case made in the ordinary course of business provided, that any of the foregoing owed to officers, directors and employees of the Offshore Entities are only payable and paid by the Offshore Entities; (d) the incurrence of intercompany Indebtedness permitted pursuant to Sections 7.1(f) and 7.1(n) hereof and Contingent Obligations permitted pursuant to Section 7.1(g) hereof, (e) employment agreements and arrangements entered into with directors, officers and employees of the Credit Parties or the Offshore Entitles in the ordinary course of business; provided, that any obligations under any of the foregoing owed to directors, officers and employees of the Offshore Entities are only obligations of the Offshore Entities and are only paid by the Offshore Entities; and (f) other transactions, contracts or agreements existing on the Third Amendment Effective Date or the FiberMark Acquisition Effective Date and which are set forth on Schedule 7.6 attached hereto, together with any renewals and extensions of such existing transactions, contracts or agreements, so long as such renewals and extensions are upon terms and conditions substantially identical to the terms and conditions set forth in such existing transactions, contracts and agreements (or otherwise no less favorable to the Credit Parties, as applicable), and such other transactions, contracts or agreements with respect to the Offshore Entities entered into after the FiberMark Acquisition Effective Date, which (i) either (A) contain terms and conditions substantially similar to those transactions, contracts and agreements listed on Schedule 7.6 attached hereto or (B) are transactions, contracts or agreements customarily entered into by public companies for the provision of administrative services to their related companies (including, without limitation, legal, accounting, treasury, tax, human resources, billing and collection, accounts payable, risk management, compliance and other similar administrative services), and (ii) have been approved by the Agent in its reasonable discretion.  Where any costs, expenses, fees or other payments to directors, officers or employees described herein are required to be made by, or to be obligations solely of, Offshore Entities, such amounts may be either paid directly by the Offshore Entities, or paid by any Credit Party and reimbursed in cash by Offshore Entities in the ordinary course of business which, in any event, shall not be longer than 60 days after such payment is made.  In the event such costs, expenses, fees or other payments relate both to the Credit Parties and to one or more Offshore Entities, the Parent shall be entitled to make a reasonable, good faith allocation of such amounts as between the affected Credit Parties, on the one hand, and the affected Offshore Entities on the other.

(j)            by deleting the definition of “Scheduled Principal Payments” set forth therein and inserting the following text in lieu thereof:

“Scheduled Principal Payments” shall mean, with respect to any Person for any period, the aggregate amount of regularly scheduled payments of principal, if any, in respect of funded Indebtedness (including the principal component of any payments in respect of Capital Lease Obligations) paid or required to be paid by such Person and its consolidated Subsidiaries during such period, excluding (i) principal payments under the Unpledged Inter-Company Loan, but solely to the extent an equal principal payment is made substantially contemporaneously thereafter by FinCo on a Pledged Inter-Company Loan, and (ii) resulting, substantially contemporaneous payments under the Pledged Inter-Company Loan.

(k)           by deleting the definition of “Subsidiary” set forth therein and inserting the following text in lieu thereof:

“Subsidiary” shall mean, as to a particular parent Business Entity, any Business Entity (excluding any Offshore Entity) of which more than fifty percent (50%) of the Stock issued by such Business Entity is at the time directly or indirectly owned by such parent Business Entity or by one or more of its Affiliates.

(l)            by deleting clause (a) of the definition of “Termination Date” and inserting the following in lieu thereof:

(a)           November 30, 2010,

(m)          by deleting the last sentence of the definition of “Total Commitment” and inserting the following in lieu thereof:

As of the Third Amendment Effective Date, the Total Commitment is $165,000,000.

(n)           by adding the following new definitions in their appropriate alphabetical order:

Additional Senior Indenture shall mean a trust indenture between the Parent and a financial institution serving as trustee thereunder, having covenants (but not necessarily economic terms) substantially consistent with those in the Senior Note Indenture (and if relating to senior subordinated Additional Senior Notes, having subordination provisions customary for similar financings and satisfactory to the Agent and its counsel).

Additional Senior Note Documents shall mean any and all agreements, instruments and other documents pursuant to which the Additional Senior Notes have been or will be issued or otherwise setting forth the terms of the Additional Senior Notes, the Additional Senior Indenture and the obligations with respect thereto, including any guaranty agreements, bank product agreements or hedging agreements related thereto, all ancillary agreements as to which any agent, trustee or lender is a party or a beneficiary and all other agreements, instruments, documents and certificates executed in connection with any of the foregoing, in each case as such agreement, instrument or other document may be amended, restated, supplemented, refunded, replaced or otherwise modified from time to time in accordance with the terms thereof.

Additional Senior Notes shall mean any senior unsecured or senior subordinated unsecured Indebtedness issued by the Parent after the Third Amendment Effective Date as permitted pursuant to Section 7.1(m), pursuant to an Additional Senior Indenture.

Commitment Increase Agreement shall mean a Commitment Increase Agreement entered into by a Lender in accordance with Section 2.15(c) and accepted by the Agent in the form of Exhibit B to the Third Amendment, or any other form approved by the Agent.

Commitment Increase Notice has the meaning assigned to such term in Section 2.15(a).

Dollar and the sign $ shall mean lawful money of the United States of America.

Excluded Foreign Subsidiary has the meaning assigned to such term in Section 6.10.

FAC Loans shall mean, at any time, that portion of the Revolving Loans then outstanding that is equal to the Fixed Asset Component at such time; provided, that if the aggregate amount of all Revolving Loans outstanding at such time is less than the Fixed Asset Component, all of such Revolving Loans shall be deemed to be FAC Loans.

FiberMark shall mean FiberMark Beteiligungs GmbH and FiberMark Services GmbH & Co. KG., collectively.

FiberMark Acquisition shall mean the acquisition directly and indirectly by the Borrowers of all or substantially all of the capital stock and other outstanding equity interests of FiberMark (together with certain subsidiaries and affiliates of FiberMark) pursuant to the FiberMark Purchase Agreement.

FiberMark Acquisition Effective Date has the meaning assigned to such term in Section 7.4.

FiberMark Purchase Agreement shall mean that certain Sale and Purchase Agreement dated as of August 9, 2006, by and between FiberMark International Holdings LLC and FiberMark, Inc., as sellers, and the Parent, as buyer.

FiberMark Purchase Documents has the meaning assigned to such term in Section 5.30.

FinCo shall mean Neenah Paper International Finance Company B.V., a company formed under the laws of the Netherlands, all of whose issued and outstanding Stock is owned by the Parent or another Credit Party.

Fixed Asset Component shall mean $30,000,000; provided, that, the Fixed Asset Component shall reduce (i) in equal installments of $2,500,000 commencing on the earlier to occur of (1) the last day of the third full calendar month following the FiberMark Acquisition Effective Date and (2) February 28, 2007, and continuing on the last day of each third month thereafter, and (ii) upon the consummation of Dispositions of Timberland Properties, Eligible Equipment and Mill Properties consisting of Eligible Real Estate, by the applicable percentage of the Net Recovery Value Percentage of the Property so disposed of.

Indenture Cap shall mean the maximum aggregate principal amount of Indebtedness permitted under Credit Facilities (as defined in the Senior Note Indenture and any Additional Senior Indenture) pursuant to any limitation or restriction set forth in the Senior Indenture, any other Senior Note Document or any Additional Senior Note Documents, as the same may be amended, restated, waived or otherwise modified from time to time.

Initial Pledged Inter-Company Loan shall mean that certain loan advance in the amount of $135,000,000 to be made by NP International HoldCo to FinCo not more than two Business Days prior to the FiberMark Acquisition Effective Date, to provide FinCo with funds to finance, by means of an Unpledged Inter-Company Loan, the FiberMark Acquisition, which loan advance to FinCo shall be evidenced by the Pledged Inter-Company Note.

Margined PP&E Amount shall mean the sum of (i) 65% of the Net Recovery Value Percentage of the Timberland Properties owned, plus (ii) 75% of the Net Recovery Value Percentage of Eligible Equipment, plus (iii) 65% of the Net Recovery Value Percentage of the Mill Properties constituting Eligible Real Estate.

New Lender has the meaning assigned to such term in Section 2.15(d).

New Lender Agreement means a New Lender Agreement entered into by a New Lender in accordance with Section 2.15(d) and accepted by the Agent in the form of Exhibit C to the Third Amendment, or any other form approved by the Agent.

Non-FAC Loans shall mean Revolving Loans which are not FAC Loans.

NP International shall mean Neenah Paper International, LLC, a Delaware limited liability company and an indirect, wholly owned Subsidiary of NP International HoldCo, which subsidiary will be created on or before to the FiberMark Acquisition Effective Date.

NP International HoldCo shall mean Neenah Paper International Holding Company, LLC, a Delaware limited liability company and a wholly owned Subsidiary of the Parent.

Offshore Entities shall mean FinCo, FiberMark, each direct or indirect subsidiary of FiberMark and their respective successors and assigns; provided, that FiberMark and its subsidiaries shall not be deemed Offshore Entities until such time as FiberMark is a subsidiary of the Parent.

Pledged Inter-Company Loan shall mean, collectively, the Initial Pledged Inter-Company Loan and subsequent advances under the inter-company revolving line of credit from NP International HoldCo to FinCo, evidenced by the Pledged Inter-Company Note, which line of credit shall be used to provide FinCo with funds to finance, by means of Unpledged Inter-Company Loans, the activities of NP International and, to the extent permitted under this Agreement, any non-U.S., non-Canadian subsidiaries of NP International from time to time.

Pledged Inter-Company Note shall mean the promissory note, substantially in the form of Exhibit A to the Third Amendment, to be issued on or prior to the FiberMark Acquisition Effective Date by FinCo to NP International HoldCo, and which shall evidence the Pledged Inter-Company Loan.

Pro Forma Opening Statements has the meaning assigned to such term in Exhibit D to the Third Amendment.

Projections has the meaning assigned to such term in Exhibit D to the Third Amendment.

Third Amendment shall mean that certain Third Amendment dated as of October 3, 2006 by and among the Borrowers, the Guarantors, the Agent and the Lenders pursuant to which the Agreement was amended.

Third Amendment Effective Date shall mean October 3, 2006.

Unpledged Inter-Company Loan shall mean the inter-company loans made from time to time by FinCo to NP International for the purpose of financing the FiberMark Acquisition and the activities of NP International and any non-U.S., non-Canadian subsidiaries of NP International from time to time.

(o)           by deleting the following definitions in their entirety and without replacement: “Equipment Amortization Amount”, “Mill Properties Amortization Amount”, “Stipulated Terrace Bay Reduction Amount”, “Terrace Bay Sale Date” and “Timberland Properties Amortization Amount”.

SECTION 2.  Amendment to Section 2.1 to the Credit Agreement.  Upon the effectiveness of this Amendment pursuant to Section 37 hereof, Section 2.1 of the Credit Agreement is hereby deleted in its entirety and the following Section 2.1 is substituted in lieu thereof:

2.1           Commitments.  Subject to the terms and conditions hereof, each Lender, severally and not jointly, agrees to make Revolving Loans to the Borrowers from time to time on and after the Closing Date until, but not including, the Termination Date, in an aggregate principal amount at any one time outstanding (including such Lender’s Commitment Percentage of the Letter of Credit Exposure Amount and the Swingline Exposure at such time) up to, but not exceeding, such Lender’s Commitment.  Notwithstanding the foregoing, the aggregate principal amount of the Revolving Loans outstanding at any time shall not exceed the lesser of (1) the Indenture Cap, and (2)(a) the lesser at such time of (i) the Total Commitment and (ii)(A)  the Borrowing Base as of such time less (B) all applicable Reserves, less (b) the aggregate Letter of Credit Exposure Amount and Swingline Exposure at such time less (c) the aggregate amount of the items specified in clauses (b)(ii) and (b)(iii) of the definition of “Availability.”  Subject to the conditions herein, any such Revolving Loan prepaid prior to the Termination Date may be reborrowed as an additional Revolving Loan by the Borrowers pursuant to the terms of this Agreement.

SECTION 3.  Amendment to Section 2.4(b) of the Credit Agreement.  Upon the effectiveness of this Amendment in accordance with Section 37 hereof, the second sentence of Section 2.4(b) of the Credit Agreement is hereby deleted in its entirety and the following sentence is sentence is substituted in lieu thereof:

In addition to the foregoing, simultaneously with any termination of the Total Commitment or reduction in the Total Commitment which termination or reduction occurs on or before the second anniversary of the Third Amendment Effective Date, the Borrowers shall pay to each Lender, through the Agent, a prepayment fee equal to the Applicable Prepayment Fee Percentage times the aggregate reduction, without duplication for any prior reductions, in such Lender’s Commitment during the period from the Third Amendment Effective Date to the date of such termination or reduction; provided, that, no prepayment fee will be due in the case of any reduction if, after giving effect thereto, the amount of the Total Commitment is equal to or greater than $105,000,000, or as a result of the termination of the Total Commitment in connection with a refinancing in which JPMorgan Chase Bank, N.A and/or its Affiliates are the sole arranger, sole book runner and sole administrative agent thereof.

SECTION 4.  Amendment to Section 2.10(e) of the Credit Agreement.  Upon the effectiveness of this Amendment in accordance with Section 37 hereof, the first sentence of clause (e) of Section 2.10 of the Credit Agreement is hereby deleted in its entirety and the following new sentence is substituted in lieu thereof:

In consideration of the issuance of each Letter of Credit pursuant to the provisions of this Section 2.10, the Borrowers agree to pay (subject to Section 10.6 hereof) to the Agent for the ratable benefit of the Lenders a letter of credit fee (computed on the basis of the actual number of days elapsed in a year composed of 360 days) in an amount equal to the product of (i) the Applicable Margin in effect for LIBOR Borrowings of Revolving Loans which are Non-FAC Loans for the applicable period times (ii) the undrawn amount of the applicable Letter of Credit, with each letter of credit fee to commence to accrue as of the date of issuance of such Letter of Credit and to be effective as to any reductions in the undrawn amount of such Letter of Credit as of the date of any such reduction (whether resulting from payments thereunder by the Agent, by agreement of the beneficiary thereunder or automatically by the terms of the Letter of Credit).

SECTION 5.  Amendment to add a new Section 2.15 to the Credit Agreement.  Upon the effectiveness of this Amendment pursuant to Section 37 hereof, a new Section 2.15 is hereby added to Article 2 of the Credit Agreement to read in full as follows:

2.15         Increase of Commitments.

(a)           If no Default or Event of Default or Material Adverse Effect shall have occurred and be continuing, the Borrowers may at any time prior to the Termination Date request one or more increases of the Commitments by notice to the Agent in writing of the amount of such proposed increase (each such notice, a “Commitment Increase Notice”); provided, however, that, (i) the Commitment of any Lender may not be increased without such Lender’s consent, (ii) the aggregate amount of the Commitments as so increased shall not exceed $225,000,000, and (iii) the Commitments may not be increased without the consent of the Agent (which consent shall not be unreasonably withheld or delayed).  Any such Commitment Increase Notice delivered with respect to any proposed increase in the Commitments must offer each Lender an opportunity to subscribe for its Commitment Percentage (with respect to the existing Commitments (prior to such increase)) of the increased Commitments.  The Agent shall, within five (5) Business Days after receipt of a Commitment Increase Notice, notify each Lender of such request.  Each Lender desiring to increase its Commitment shall notify the Agent in writing no later than ten (10) Business Days after receipt of notice from the Agent.  Any Lender that does not notify the Agent within the time period specified above that it will increase its Commitment will be deemed to have rejected such offer.  Any agreement by a Lender to increase its Commitment shall be irrevocable.

(b)           If any proposed increase in the Commitments is not fully subscribed by the existing Lenders pursuant to the procedure outlined in clause (a) preceding, the Borrowers may, in their sole discretion, but with the consent of the Agent as to any Person that is not at such time a Lender (which consent shall not be unreasonably withheld or delayed), offer to any existing Lender or to one or more additional banks or financial institutions the opportunity to participate in all or a portion of such unsubscribed portion of the Commitments, by notifying the Agent; provided, that the Commitment of any New Lender shall not be less than $15,000,000 and shall be in an integral multiple of $5,000,000.  Promptly and in any event within five (5) Business Days after receipt of notice from the Borrowers of their desire to offer such unsubscribed commitments to certain existing Lenders or to the additional banks or financial institutions identified therein, the Agent shall notify such proposed lenders of the opportunity to participate in all or a portion of such unsubscribed portion of the increased Commitments.

(c)           Any existing Lender that accepts the Borrowers’ offer to increase its Commitment shall execute a Commitment Increase Agreement with the Borrowers, the Guarantors and the Agent, whereupon such Lender shall be bound by, and entitled to the benefits of, this Agreement with respect to the full amount of its Commitment as so increased.

(d)           Any additional bank or financial institution which is not an existing Lender and which accepts the Borrowers’ offer to participate in the increased Commitments shall execute and deliver to the Agent, the Borrowers and the Guarantors a New Lender Agreement setting forth its Commitment (subject to the limitations on the amounts thereof set forth herein), and upon the effectiveness of such New Lender Agreement such bank or financial institution (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement, and the signature pages hereof shall be deemed to be amended to add the name of such New Lender.

(e)           Upon any increase in the Commitments pursuant to this Section 2.15, Schedule 1.1A shall be deemed amended to reflect the Commitment of each Lender (including any New Lender) as thereby increased.

SECTION 6.  Amendment to add a new Sections 5.2(c) and 5.2(d) to the Credit Agreement.  Upon the FiberMark Acquisition Effective Date, subsections (c) and (d) are hereby added to Section 5.2 of the Credit Agreement to read in full as follows:

(c)           To the best knowledge of each Credit Party after reasonable inquiry, the unaudited consolidated balance sheet of FiberMark Services GmbH & Co. KG and its Subsidiaries for the four (4) quarter period ended on December 31, 2005 and the three (3) month period ended on March 31, 2006, and the related consolidated statement of income of FiberMark Services GmbH & Co. KG and its Subsidiaries for such four (4) quarter and three (3) month periods then ended, each delivered to the Agent and the Lenders in connection with the Third Amendment, have been prepared in accordance with GAAP or generally accepted accounting principles in Germany, as indicated, in each case consistently applied and fairly present in all material respects the consolidated assets and liabilities (Vermoegenslage), financial position (Finanslage) and results of operations (Ertragslage) of FiberMark Services GmbH & Co. KG and its subsidiaries as at the dates and for the periods indicated therein except normal recurring year end adjustments (none of which are or will be material).

(d)           The Credit Parties have heretofore furnished to the Agent, for each year (commencing with the year ending on December 31, 2006) from the projected FiberMark Acquisition Effective Date through December 31, 2008, projected income statements, balance sheets and cash flows of the Credit Parties, their Subsidiaries and the Offshore Entities, on a Consolidated basis, together with one or more schedules demonstrating prospective compliance with all financial covenants contained in this Agreement, such projections disclosing all material assumptions made by the Credit Parties in formulating such projections.  The projections are based upon estimates and assumptions which the Credit Parties believe are reasonable in light of the conditions which existed as of the time the projections were made, have been prepared on the basis of the material assumptions stated therein and reflect as of the Third Amendment Effective Date and the FiberMark Acquisition Effective Date an estimate believed reasonable by the Credit Parties as to the results of operations and other information projected therein.

SECTION 7.  Amendment to Section 5.4 of the Credit Agreement.  Upon the FiberMark Acquisition Effective Date, Section 5.4 of the Credit Agreement shall be deleted in its entirety and the following new Section 5.4 shall be substituted in lieu thereof:

5.4           Other Debt.  Neither any Credit Party nor any Offshore Entity is in default in the payment of any other Indebtedness or under any agreement, mortgage, deed of trust, security agreement or lease to which it is a party, the result of which has, or could reasonably be expected to have, a Material Adverse Effect.

SECTION 8.  Amendment to Section 5.5 of the Credit Agreement.  Upon the FiberMark Acquisition Effective Date, Section 5.5 of the Credit Agreement shall be deleted in its entirety and the following new Section 5.5 shall be substituted in lieu thereof:

5.5           Litigation.  Except as set forth on Schedule 5.5 attached hereto, there is no litigation, administrative proceeding or investigation pending or, to the knowledge of any Credit Party, threatened against, nor any outstanding judgment, order or decree affecting, any Credit Party or any Offshore Entity before or by any Governmental Authority or arbitral body which individually or in the aggregate have, or could reasonably be expected to have, a Material Adverse Effect.  No Credit Party is knowingly in material default with respect to any material judgment, writ, rule, regulation, order or decree of any Governmental Authority binding on it or its property.  No Offshore Entity is knowingly in material violation with respect to any material judgment, writ, rule, regulation, order or decree of any Governmental Authority binding on it or its property, which violation individually or in the aggregate with all other such violations have, or could reasonably be expected to have, a Material Adverse Effect.

SECTION 9.  Amendment to Section 5.6 of the Credit Agreement.  Upon the FiberMark Acquisition Effective Date, Section 5.6 of the Credit Agreement shall be deleted in its entirety and the following new Section 5.6 shall be substituted in lieu thereof:

5.6           Taxes.  Each Credit Party and, subject to completion of the FiberMark Acquisition, each Offshore Entity has filed all federal, provincial, state, local or foreign income, franchise and other material tax returns required to have been filed and paid all taxes shown thereon to be due, except those for which extensions have been obtained and except for those which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained in accordance with GAAP.  No federal income tax returns of any Credit Party or Offshore Entity have been audited by the Internal Revenue Service, the Canada Revenue Agency, the Netherlands national tax authority (Belastingdienst) or the German national tax authority (Bundesfinanzhof), the determination under which could reasonably be expected to have a Material Adverse Effect.  No Credit Party or Offshore Entity has, as of the Third Amendment Effective Date and the FiberMark Acquisition Effective Date, requested or been granted any extension of time to file any federal tax return.  No Credit Party or Offshore Entity has, as of the Third Amendment Effective Date and the FiberMark Acquisition Effective Date, requested or been granted any extension of time to file any state, provincial, local or foreign tax return, other than extensions with respect to tax liabilities where such Credit Party’s or Offshore Entity’s failure to pay such tax liabilities would not have a Material Adverse Effect.  Except for the Spin-off Tax Sharing Agreement and any other tax sharing agreement entered into and delivered to the Agent pursuant to the terms hereof, no Credit Party or Offshore Entity is a party to, or has any obligation under, any tax sharing arrangement with any Person.  Each Guarantor is, and has been at all times since its creation or organization, classified as a disregarded entity for United States federal tax purposes.  None of the Parent or any of its Subsidiaries has taken (or failed to take) any action, the taking (or failure to take) of which could reasonably be expected to give rise to an indemnity obligation of the Parent or any of its Subsidiaries under the Spin-off Tax Sharing Agreement.

SECTION 10.  Amendment to Section 5.7 of the Credit Agreement.  Upon the effectiveness of this Amendment in accordance with Section 5.7 hereof, the second and third sentences of Section 5.7 of the Credit Agreement shall be deleted in their entirety and the following two sentences shall be substituted in lieu thereof:

As of the Third Amendment Effective Date and the FiberMark Acquisition Effective Date, each Credit Party has disclosed to the Agent all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  As of the Third Amendment Effective Date and the FiberMark Acquisition Effective Date there is no contingent liability or fact that could reasonably be expected to have a Material Adverse Effect which has not been specifically set forth in the Parent’s public filings with the Securities and Exchange Commission filed on or prior to the Third Amendment Effective Date, or in a schedule hereto.

SECTION 11.  Amendment to Section 5.8 of the Credit Agreement.  Upon the effectiveness of this Amendment in accordance with Section 37 hereof, Section 5.8 of the Credit Agreement shall be deleted in its entirety and the following new Section 5.8 shall be substituted in lieu thereof:

5.8           Subsidiaries and Offshore Entities.  As of the date of Third Amendment Effective Date and the FiberMark Acquisition Effective Date, no Credit Party has any Subsidiaries or any other majority, or material minority ownership interests in any other Person other than as listed on Parts A and B, respectively, of Schedule 5.8 attached hereto.  Except as expressly indicated on Parts A and B of Schedule 5.8 attached hereto, as of the Third Amendment Effective Date and the FiberMark Acquisition Effective Date, respectively, each of the Subsidiaries and Offshore Entities listed on such Parts A and B of Schedule 5.8 is wholly-owned by the Credit Party or other Person indicated on such schedule.  As of the Third Amendment Effective Date and the FiberMark Acquisition Effective Date, Parts A and B, respectively, of  Schedule 5.8 set forth (a) the jurisdiction of incorporation or organization of each Subsidiary of any Credit Party and each Offshore Entity, and (b) the percentage of each Credit Party’s, any of its Subsidiaries’ or such other Person’s (as indicated thereon) ownership of the Stock of each Subsidiary of any Credit Party and each Offshore Entity.

SECTION 12.  Amendment to add a new Section 5.30 to the Credit Agreement.  Upon the effectiveness of this Amendment pursuant to Section 37 hereof, a new Section 5.30 is hereby added to Article 5 of the Credit Agreement to read in full as follows:

5.30         FiberMark Purchase Documents.  The Borrowers have provided to the Agent a true and correct copies of the FiberMark Purchase Agreement and all other material documents, instruments and agreements entered into by and between or among any Credit Party related to the FiberMark Acquisition, including all amendments and modifications thereto (whether characterized as an amendment, modification, waiver, consent or similar document) (collectively, the “FiberMark Purchase Documents”).  No material rights or obligations of any party to any of the FiberMark Purchase Documents have been waived, except as expressly permitted by clause (7) of the proviso to Section 7.4, and to the best knowledge of the Parent, no party to any of the FiberMark Purchase Documents is in default of its obligations or in breach of any representations or warranties made thereunder.  Each of the FiberMark Purchase Documents is a valid, binding and enforceable obligation of each Credit Party signatory thereto in accordance with its terms.  To the best knowledge of the Parent, each of the FiberMark Purchase Documents is a valid, binding and enforceable obligation of each party thereto in accordance with its terms and is in full force and effect in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors rights generally and by general equitable principles including remedies of specific performance and injunction.

SECTION 13.  Amendment to Section 6.3 of the Credit Agreement.  Upon the effectiveness of this Amendment in accordance with Section 37 hereof:

(i)            clause (c) of Section 6.3 is hereby deleted in its entirety and the following new clause (c) is substituted in lieu thereof:

(c)           as soon as available and in any event within thirty (30) days after the end of the month, Monthly Unaudited Financial Statements of the Credit Parties and their Subsidiaries; provided, however, that (i) except as provided in clause (ii) of this Section 6.3(c), such Monthly Unaudited Financial Statements for the months of January, February, and March, 2007, shall be due as soon as available and in any event no later than forty-five (45) days after the end of each such respective calendar month and (ii) the Monthly Unaudited Financial Statements for the first three months ending following the FiberMark Acquisition Effective Date shall be due as soon as available and in any event within sixty (60) days after the end of such calendar months;

(ii)           clauses (f) and (g) of Section 6.3 of the Credit Agreement are hereby amended by changing each reference to “$35,000,000” therein to read “$30,000,000”, and each reference to “$45,000,000” therein to read “$40,000,000”;

(iii)          clause (i) of Section 6.3 is hereby deleted in its entirety and the following new clause (i) is substituted in lieu thereof:

(i)            as soon as available and in any event within fifteen (15) Business Days after the end of each calendar month, (A) a certificate setting forth the calculation of the Indemnity Cap as of the end of such calendar month (in form and substance reasonably acceptable to the Agent), and (B) a Borrowing Base Compliance Certificate; provided, however, that such Borrowing Base Compliance Certificate for the months of January, February and March, 2007, shall be due as soon as available and in any event no later than thirty (30) days after the end of each such respective calendar month;

(iv)          clause (j) of Section 6.3 is hereby deleted in its entirety and the following new clause (j) is substituted in lieu thereof:

(j)            as soon as available and in any event within thirty (30) days prior to the commencement of each fiscal year of the Credit Parties, management-prepared Consolidated and consolidating financial projections of the Credit Parties and their Subsidiaries for the immediately following three (3) fiscal years (setting forth such projections on both an annual basis and on a monthly basis for the upcoming fiscal year and on an annual basis only for the two (2) fiscal years thereafter), such projections to be prepared and submitted in such format and detail as reasonably requested by the Agent;

SECTION 14.  Amendment to Section 6.4(b) of the Credit Agreement.  Upon the effectiveness of this Amendment in accordance with Section 37 hereof, the following sentence is added at the end of clause (b) of Section 6.4 of the Credit Agreement:

For avoidance of doubt, the Property inspection rights granted to the Agent and the Lenders in this Section 6.4, do not include the Property of the Offshore Entities.

SECTION 15.  Amendment to Section 6.9 of the Credit Agreement.  Upon the effectiveness of this Amendment in accordance with Section 37 hereof, Section 6.9 of the Credit Agreement is hereby deleted in its entirety and the following new Section 6.9 is substituted in lieu thereof:

6.9           Use of Proceeds.  Subject to the terms and conditions contained herein, use the proceeds of the Loans (a) to finance the FiberMark Acquisition, including to finance the funding of the Pledged Inter-Company Loan and the payment of a portion of the one-time payment to FiberMark International Holdings LLC and FiberMark, Inc., which one-time cash payment amount shall not exceed $220,000,000 in the aggregate; (b) to finance transaction costs for the FiberMark Acquisition, including, without limitation, fees, costs and expenses incurred in connection with the Third Amendment in an amount not to exceed $10,000,000; (c) to finance ongoing working capital needs of the Credit Parties not otherwise prohibited herein; (d) for the issuance of Letters of Credit for the account of the Credit Parties in accordance with and subject to the terms of this Agreement; and (e) for general corporate purposes of the Credit Parties in the ordinary course of business; provided, that no proceeds of any Loan shall be used (w) for the purpose of purchasing or carrying directly or indirectly any margin stock as defined in Regulation U (“Reg U”) of the Board of Governors of the Federal Reserve System, (x) for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any such margin stock, (y) for any other purpose which would cause such Loan to be a “purpose credit” within the meaning of Reg U and (z) for any purpose which would constitute a violation of Reg U or of Regulations T or X of the Board of Governors of the Federal Reserve System or any successor regulation of any thereof or of any other rule, statute or regulation governing margin stock from time to time.

SECTION 16.  Amendment to Section 6.10 of the Credit Agreement.  Upon the effectiveness of this Amendment in accordance with Section 37 hereof, Section 6.10 of the Credit Agreement is hereby deleted in its entirety and the following new Section 6.10 is substituted in lieu thereof:

6.10         Borrowers; Guarantors; Joinder Agreements.  Promptly inform the Agent of the creation or acquisition of any Subsidiary of any Credit Party after the Closing Date and, within thirty (30) days after the written request of the Agent (or the Required Lenders in the case of clause (b) below) delivered in accordance with Section 10.2 below, cause:

(a) each such Subsidiary (i) that is a Domestic Subsidiary to become a Borrower by execution and delivery to the Agent, for the ratable benefit of the Lender Parties, of a Joinder Agreement, and (ii) that is not a Domestic Subsidiary (other than an Excluded Foreign Subsidiary) to become a Guarantor by execution and delivery to the Agent, for the ratable benefit of the Lender Parties, of a Guaranty and/or a Joinder Agreement, as applicable;

(b) a first priority perfected security interest to be granted to the Agent (or the Canadian Collateral Agent, as applicable), for the ratable benefit of the Lender Parties, in all of the Stock of such Subsidiary owned by the Credit Parties or any of their other Subsidiaries if such newly acquired or created Subsidiary is a Domestic Subsidiary or is treated, for U.S. federal tax purposes, as an entity that is disregarded as an entity separate from its owner within the meaning of Treas. Reg. § 301.7701-1, or if such newly acquired or created Subsidiary is a foreign Subsidiary that is not disregarded as an entity separate from its owner within the meaning of Treas. Reg. § 301.7701-1 (an “Excluded Foreign Subsidiary”), then cause not more than sixty-five percent (65%) of all issued and outstanding Stock of such Excluded Subsidiary to be pledged as Collateral pursuant to the foregoing Stock pledge requirement;

(c) each such Subsidiary (other than an Excluded Foreign Subsidiary) to grant to the Agent (or the Canadian Collateral Agent, as applicable), for the ratable benefit of the Lender Parties, a security interest (subject only to (i) Liens permitted under Section 7.2(e) as to Receivables, Inventory and Permitted Investment Securities, and (ii) Liens permitted under Section 7.2 as to all other Collateral existing as of the date of acquisition by any Credit Party or any other Subsidiary thereof of such newly acquired Subsidiary, if applicable) in all accounts, inventory, equipment, furniture, fixtures, chattel paper, documents, instruments, general intangibles and other tangible and intangible personal Property and all real Property owned at any time by such Subsidiary and all products and proceeds thereof (subject to similar exceptions as set forth in the Security Documents); and

(d) cause such Subsidiary to deliver to the Agent (or the Canadian Collateral Agent, as applicable) such other Joinder Agreements, guaranties, contribution and set-off agreements, security agreements, pledge agreements, Tri-Party Agreements and other Loan Documents and such related certificates, Uniform Commercial Code, PPSA (Ontario), PPSA (Nova Scotia) and other customary lien search reports, legal opinions and other documents (including Organizational Documents) as the Agent (or the Canadian Collateral Agent, as applicable) may reasonably require, each in form and substance reasonably satisfactory to the Agent (or the Canadian Collateral Agent, as applicable), and to submit to a collateral audit conducted by an independent audit firm designated by Agent (or the Canadian Collateral Agent, as applicable) and satisfactory to the Agent (or the Canadian Collateral Agent, as applicable) in its reasonable discretion;

provided, however, that any such Subsidiary that is an Excluded Foreign Subsidiary shall not be required to become a Guarantor or grant any Liens hereunder; provided, further, that until such Subsidiary becomes a Guarantor or a Borrower pursuant to the terms of this Agreement it shall not become a Credit Party.  To the extent reasonably feasible, all of the foregoing requirements shall be affected by the execution and delivery of a Joinder Agreement.

SECTION 17.  Amendment to Section 6.15(a) of the Credit Agreement.  Upon the effectiveness of this Amendment in accordance with Section 37 hereof, the first sentence of clause (a) of Section 6.15 of the Credit Agreement is hereby deleted in its entirety and the following new sentence is substituted in lieu thereof:

At all times after (i) Availability is less than $30,000,000, or (ii) the occurrence of a Default or an Event of Default (any such time, until the occurrence of a Dominion Termination Event, a “Dominion Event”), and until such time when Availability has exceeded $40,000,000 for sixty (60) consecutive days and no Default or Event of Default is continuing (a “Dominion Termination Event”), the Borrowers shall cause all payments received by any Borrowers or any of their Subsidiaries (other than any Guarantor, except as provided below) on account of Receivables of the Borrowers (whether in the form of cash, checks, notes, drafts, bills of exchange, money orders or otherwise) to be promptly deposited in the form received (but with any endorsements of the applicable Borrower or Subsidiary necessary for deposit or collection, and if received in funds other than U.S. dollars, with such arrangements for conversion to U.S. dollars as may be acceptable to the Agent) into one or more Collection Accounts of the Borrowers designated by the Agent.

SECTION 18.  Amendment to Section 7.1 of the Credit Agreement.  Upon the effectiveness of this Amendment in accordance with Section 37 hereof, Section 7.1 of the Credit Agreement shall be amended to:

(i)            delete clauses (f) and (g) thereof in their entirety and insert the following new clauses (f) and (g) in lieu thereof:

(f)            (i) Indebtedness of any Credit Party to any other Credit Party, and (ii) the Unpledged Inter-Company Loans, but only to the extent that there are corresponding Pledged Inter-Company Loans then outstanding with at least an equal aggregate outstanding balance, provided, that, in case of both clause (i) and (ii), no such Indebtedness may be cancelled, compromised or otherwise discounted in any respect without the written consent of the Required Lenders;

(g)           Contingent Obligations of a Credit Party with respect to (i) Indebtedness of another Credit Party that is permitted hereunder or (ii) Indebtedness of an Offshore Entity that is permitted under Section 7.20;

(ii)           to delete the word “and” at the end of clause (l) of Section 7.1, to re-designate clause (m) of Section 7.1 as clause (n) thereof, and to insert a new clause (m) which shall read in full as follows:

(m)          Senior unsecured Indebtedness, and/or senior subordinated unsecured Indebtedness, evidenced by Additional Senior Notes, provided, that (i) the sum of the outstanding principal amount of all Additional Senior Notes and the Senior Notes shall not exceed $375,000,000, and (ii) upon the incurrence of any Additional Senior Notes, the Fixed Charge Coverage Ratio for the Borrowers and their Subsidiaries (after giving effect to the incurrence of the Additional Senior Notes) shall be greater than 1.15 to 1.00 for the most recently completed four quarter period, assuming that for purposes of calculating the Fixed Charge Coverage Ratio for such period (calculated on a pro forma basis in a manner reasonably acceptable to the Agent) such Indebtedness was incurred on the first day of such applicable period; and

SECTION 19.  Amendment to Section 7.2(i) of the Credit Agreement. Upon the effectiveness of this Amendment in accordance with Section 37 hereof, clause (i) of Section 7.2 of the Credit Agreement is hereby deleted in its entirety and the following new clause (i) is substituted in lieu thereof:

(i)            Liens in favor of any Credit Party securing any Indebtedness permitted pursuant to Section 7.1(f)(i) hereof;

SECTION 20.  Amendment to Section 7.3 of the Credit Agreement.  Upon the FiberMark Acquisition Effective Date, Section 7.3 of the Credit Agreement shall be amended to delete the “and” at the end of clause (b) thereof, to delete the period “.” at the end of clause (c)

thereof, by inserting “; and” in lieu of such period and by inserting in Section 7.3 a new clause (d) which shall read in full as follows:

(d)           The guarantees by any Credit Party of Indebtedness created, incurred or existing pursuant to the terms of Section 7.20 hereof, provided, that, at all times any such guaranty is in effect the maximum amount of such guaranteed Indebtedness shall be deemed to be an Investment in an Offshore Entity on the date such guaranty is entered into, and any such Investment must be permitted under Section 7.7 hereof (whether through one or a combination of the clauses thereof so long as such amounts aggregate to such maximum amount).

SECTION 21.  Amendment to Section 7.4 of the Credit Agreement.  Upon the FiberMark Acquisition Effective Date, Section 7.4 of the Credit Agreement shall be amended to delete clauses (c) and (d) thereof in their entirety and insert in lieu thereof new clauses (c) and (d) which shall read in full as follows:

(c)           (i) Sell, convey, lease, transfer or otherwise dispose of all or any portion of the Property (except for the sale of Inventory in the ordinary course of business) of any Credit Party, or agree to take any such action, or (ii) permit any Offshore Entity to sell, convey, lease, transfer or otherwise dispose of all or any substantial portion of the Property (except for the sale of Inventory in the ordinary course of business) of such Offshore Entity, or permit any Offshore Entity to agree to take any such action;

(d)           Sell, assign, pledge, transfer or otherwise dispose of, or in any way part with control of, any Stock of any of its Subsidiaries or of any Offshore Entity or any Indebtedness or obligations of any character of any of its Subsidiaries or of any Offshore Entity, or permit any such Subsidiary or Offshore Entity to do so with respect to any Stock of any other subsidiary or any Indebtedness or obligations of any character of any Credit Party, any of their Subsidiaries or any Offshore Entity, or permit any of their Subsidiaries or any of the Offshore Entities to dissolve or liquidate, or to issue any additional Stock other than to the Credit Parties or, solely with respect to FiberMark’s subsidiaries, to FiberMark or one of its directly or indirectly wholly owned subsidiaries;

SECTION 22.  Additional Amendment to Section 7.4 of the Credit Agreement.  Upon the effectiveness of this Amendment in accordance with Section 37 hereof, Section 7.4 of the Credit Agreement shall be amended to:

(i)            delete the word “and” at the end of clause (viii) of Section 7.4(4) of the Credit Agreement, to re-designate clause (ix) of Section 7.4(4) as clause (x) thereof, and to insert a new clause (ix) which shall read in full as follows:

(ix) sell, exchange, lease, transfer or otherwise dispose (in each case for reasonably equivalent value) of Property of any Credit Party acquired after the Third Amendment Effective Date (either through direct asset purchase or as part of the acquisition of all or substantially all of the Stock of another Person) having a fair market value not to exceed $5,000,000 in the aggregate during any twelve month period;

(ii)           delete clause (6) of the proviso in its entirety and insert in lieu thereof a new clause (6) and a new clause (7) which shall read in full as follows:

(6)           the Credit Parties may purchase or otherwise acquire all or a substantial portion of the assets of one or more Persons, or any shares of Stock of, or similar interest in, any Person; provided, that, (i) such transaction or series of transactions is not otherwise prohibited hereunder, (ii) the Credit Parties comply with the requirements hereof, including without limitation Sections 6.10 and 6.20, in connection with such transaction or series of transactions, (iii) the aggregate purchase price (including merger consideration, if applicable) paid by the Credit Parties in such transaction or series of transactions does not exceed $80,000,000 in any twelve month period or $150,000,000 in the aggregate, (iv) the Availability immediately after giving effect to the completion of any such transaction and any series of transactions shall not be less than $45,000,000 on a pro forma basis (and the Borrowers shall provide the Agent with a pro forma calculation in form and substance reasonably satisfactory to the Agent) which includes all consideration given in connection with such transaction or series of transactions as  having been paid in cash at the time of the initial completion of any such transaction or series of transactions, and (v) the Fixed Charge Coverage Ratio for the Borrowers and their Subsidiaries (after giving effect to such transaction or series of transactions) shall be greater than 1.15 to 1.00 for the most recently completed four quarter period assuming that for purposes of calculating the Fixed Charge Coverage Ratio for such period (calculated on a pro forma basis in a manner acceptable to the Agent) such transaction or series of transactions occurred on the first day of such applicable period; and

(7)           the Credit Parties shall be permitted to complete the FiberMark Acquisition on or prior to December 31, 2006 substantially in accordance with the FiberMark Purchase Agreement, as the same may be amended or otherwise modified from time to time; provided, that, any amendment or other modification to the FiberMark Purchase Agreement which are materially adverse to the Agent and the Lenders, as determined by the Agent in its sole discretion, shall require the prior written consent of the Agent and the Required Lenders; provided, further, that at the time of such FiberMark Acquisition and as a condition precedent thereto, each condition set forth on Exhibit D to the Third Amendment is satisfied (the date of completion of such FiberMark Acquisition, including, without limitation, the satisfaction of each condition precedent set forth on Exhibit D to the Third Amendment is referred to herein as the “FiberMark Acquisition Effective Date”.  With respect to any proposed amendment, modification or waiver to the FiberMark Purchase Agreement, the Parent shall notify and provide the Agent with a copy of such proposed amendment, modification or waiver prior to its execution and the Agent, acting alone, shall determine in its sole discretion whether such proposed amendment, modification or waiver is materially adverse to the Agent and the Lenders.

SECTION 23.  Amendment to Section 7.5 of the Credit Agreement.  Upon the FiberMark Acquisition Effective Date, Section 7.5 of the Credit Agreement shall be amended to read in full as follows:

7.5           Nature of Business.  Materially change the nature of its business or enter into any business which is substantially different from the business in which it is engaged as of the Third Amendment Effective Date, except for entry into related businesses that do not in the aggregate substantially change the overall composition of the Credit Parties’ or the Offshore Entities respective businesses.

SECTION 24.  Amendment to Section 7.6 of the Credit Agreement.  Upon the effectiveness of this Amendment in accordance with Section 37 hereof, Section 7.6 of the Credit Agreement shall be amended to read in full as follows:

7.6           Transactions with Related Parties.  Except for any Permitted Affiliate Transactions and other transactions specifically permitted by Section 7.4 or 7.7, enter into any other transaction, contract, license or agreement of any kind with any Affiliate, officer or director of any Credit Party or any of their Subsidiaries, unless such transaction, contract or agreement is made upon terms and conditions not less favorable to the subject Credit Party(ies) than those which could have been obtained from wholly independent and unrelated third parties.

SECTION 25.  Amendment to Section 7.7 of the Credit Agreement.  Upon the effectiveness of this Amendment in accordance with Section 37 hereof, Section 7.7 of the Credit Agreement shall be amended by deleting the “and” at the end of clause (g) thereof, by deleting clause (h) thereof in its entirety and by substituting the following new clauses (h), (i), (j), (k) and (l) in lieu thereof:

(h)           the FiberMark Acquisition; provided, that such acquisition is made in accordance with Section 7.4;

(i)            Pledged Inter-Company Loans, but solely to the extent an Unpledged Inter-Company Loan in an equal amount is made promptly thereafter and remains outstanding unless reduced in connection with a substantially contemporaneous reduction of the Pledged Inter-Company Loans;

(j)            guarantees by one or more Credit Parties of Indebtedness of an Offshore Entity that is permitted under Section 7.20 and for which Reserves equal to the amount of such guaranteed Indebtedness have been established and are being maintained with respect to Availability;

(k)           Investments in FinCo related to the initial capitalization of FinCo in an amount not to exceed € 90,000; and

(l)            other loans, advances or Investments not covered by clauses (a) through (k) above, in any aggregate amount not to exceed $10,000,000 at any time outstanding.

SECTION 26.  Amendment to Section 7.11(e) of the Credit Agreement.  Upon the effectiveness of this Amendment in accordance with Section 37 hereof, Section 7.11 is hereby amended by deleting clause (e) therefrom in its entirety and by substituting the following new clause (e) in lieu thereof:

(e)           Redeem (whether as a result of mandatory or optional redemption obligations or rights), purchase, defease or retire for value, or make any principal payment on, any Subordinated Indebtedness, prior to the Termination Date (other than any non-cash conversion to equity and any principal payments on Indebtedness permitted under Section 7.1(f)); provided, that each principal payment made with respect to an Unpledged Inter-Company Loan must substantially coincide with a principal payment in the same amount under a Pledged Inter-Company Loan, such that, after the initial advance on the Unpledged Inter-Company Loan, the outstanding balance of the Pledged Inter-Company Loans and the Unpledged Inter-Company Loans remain equal at all times (after giving effect to any such substantially contemporaneous principal payment).

SECTION 27.  Amendment to Section 7.12(a) of the Credit Agreement.  Upon the FiberMark Acquisition Effective Date, Section 7.12(a) of the Credit Agreement shall be amended to read in full as follows:

(a)           Permit the Fixed Charge Coverage Ratio of the Borrowers and their Subsidiaries to be less than 1.1 to 1.0 as of the last day of any fiscal quarter for the four quarter period ending on such day, such ratio to be tested with respect to the most recently ended fiscal quarter on any date from time to time on which Availability falls below $25,000,000, and on the last day of each fiscal quarter ending thereafter, in each case until such time when Availability has exceeded $40,000,000 for sixty (60) consecutive days and no Default or Event of Default is continuing.

SECTION 28.  Amendment to Section 7.16 of the Credit Agreement.  Upon the effectiveness of this Amendment in accordance with Section 37 hereof, Section 7.16 is hereby amended to read in full as follows:

7.16         Restrictive Agreements.  Other than as provided in this Agreement and the Senior Note Documents (and the Additional Senior Note Documents to the extent the conditions and restrictions in the Additional Senior Note Documents are no more restrictive than those restrictions and conditions in the Senior Note Documents), directly or indirectly (a) agree to restrict or condition (i) the payment of any dividends or other distributions to any Credit Party; (ii) the payment of any Indebtedness owed to any Credit Party; (iii) the making of any loans or advances to any Credit Party; or (iv) the transfer of any of its properties or assets to any Credit Party, or (b) cause any Offshore Entity to agree to restrict or condition the payment of any dividends or other distributions to any Offshore Entity or to any Credit Party to the extent such condition or restrictions would prohibit the distribution of amounts necessary to pay the interest accruing on the Unpledged Inter-Company Loans.

SECTION 29.  Amendment to Section 7.18 of the Credit Agreement.  Upon the effectiveness of this Amendment in accordance with Section 37 hereof, Section 7.18 is hereby amended to read in full as follows:

7.18         Deposit Accounts.  (a) Establish any additional deposit accounts for any purpose (i) which are not listed on Schedule 5.29 (as updated from time to time pursuant to the terms hereof) and (ii) unless such additional deposit accounts are Controlled Accounts; provided, that the requirement set forth in the foregoing clause (ii) shall be waived for a period of seven Business Days after the FiberMark Acquisition Effective Date with respect to all deposit accounts established solely by NP International or NP International HoldCo on or within the seven Business Days period prior to the FiberMark Acquisition Effective Date, (b) allow any of Parent’s foreign exchange accounts numbered 11190-065, 11190-221, and 11190-122, each with Bank of America, N.A., to remain open or to be reopened, or to hold any funds of any Credit Party, unless such foreign exchange accounts are covered by a Tri-Party Agreement containing arrangements satisfactory to the Agent with respect to such accounts, or (c) allow (1) the balance of Citibank account 30574566/CIGNA Omnibus (referred to on Schedule 5.29 as in effect on the Closing Date) to exceed $30,000 unless such account is subject to a Tri-Party Agreement, (2) the aggregate balance of one or more new accounts established in the ordinary course of business as part of the administration of employee benefits or other corporate-related service matters and not subject to a Tri-Party Agreement to exceed $100,000 or (3) allow any account referred to as a “Disbursement/Pass-Through Account” on Schedule 5.29 (as in effect on the Closing Date) to have a positive balance of funds of any Credit Party

(except as specifically provided in such Schedule as in effect on the Closing Date) unless such account is subject to a Tri-Party Agreement.

SECTION 30.  Addition of New Section 7.20 to the Credit Agreement.  Upon the FiberMark Acquisition Effective Date, the Credit Agreement is hereby amended by adding the following paragraph thereto as a new Section 7.20 thereof:

7.20         Limitation on Indebtedness of Offshore Entities.  Permit (a) FinCo to create, incur, assume or suffer to exist Indebtedness other than the Pledged Inter-Company Loans, and (b) the Offshore Entities (other than FinCo) to create, incur, assume or suffer to exist Indebtedness in excess of €30,000,000 at any time outstanding.

SECTION 31.  Amendment to Section 8.1 of the Credit Agreement.  Upon the FiberMark Acquisition Effective Date, Section 8.1 of the Credit Agreement shall be amended to

(i)            insert the phrase “or any Offshore Entity” immediately following “Any Credit Party” in clause (b) of Section 8.1 of the Credit Agreement.

(ii)           insert the phrase “or any Offshore Entity” immediately following “any Credit Party” in clause (g) of Section 8.1 of the Credit Agreement.

(iii)          insert the phrase “or any Offshore Entity” immediately following “any of their Subsidiaries” in clauses (o), (p), (q) and (r) of Section 8.1 of the Credit Agreement.

SECTION 32.  Addition of New Section 10.28 to the Credit Agreement.  Upon the effectiveness of this Amendment in accordance with Section 37 hereof, the Credit Agreement is hereby amended by adding the following paragraph thereto as a new Section 10.28 thereof:

Section 10.28         Confidentiality.  Each of the Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of, or any prospective assignee of, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Credit Parties and their obligations, (g) with the consent of the Borrowers or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrowers.  For the purposes of this Section, “Information” means all information received from the Credit Parties relating to any of the Credit Parties, the Offshore Entities, their respective subsidiaries or their respective businesses, other than any such information that is available to the Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrowers; provided that, in the case of information received from the Borrowers after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THIS SECTION 10.28 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE CREDIT PARTIES AND  THEIR RELATED PARTIES AND AFFILIATES, OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS, CONSENTS AND AMENDMENTS, FURNISHED BY THE CREDIT PARTIES, THE AGENT OR THEIR RESPECTIVE RELATED PARTIES AND AFFILIATES, PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE CREDIT PARTIES AND THEIR RELATED PARTIES AND AFFILIATES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO THE CREDIT PARTIES AND THE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

SECTION 33.  Amendment to Schedule 1.1A of the Credit Agreement.  Upon the effectiveness of this Amendment in accordance with Section 37 hereof, Schedule 1.1A of the Credit Agreement shall be deleted in its entirety and Schedule 1.1A attached to this Amendment shall be substituted in lieu thereof.

SECTION 34.  Amendment to Schedule 5.8 of the Credit Agreement.  Upon the effectiveness of this Amendment in accordance with Section 37 hereof, Schedule 5.8 of the Credit Agreement shall be deleted in its entirety and Schedule 5.8 attached to this Amendment shall be substituted in lieu thereof.

SECTION 35.  Limited Waiver relating to Repayment of Canadian Inter-Company Loans.  In reliance on the representations, warranties, covenants and agreements contained in this Amendment, but subject to the satisfaction of each condition precedent set forth in Section 37 hereof, the Lenders hereby agree as follows:

(a)           The Lenders hereby waive any Events of Default resulting from the Credit Parties’ failure to comply with the conditions set forth in Section 7.11(e) of the Credit Agreement solely as a result of certain Credit Parties’ making principal payments on Subordinated Indebtedness owing to one or more other Credit Parties prior to the date hereof.

(b)           In addition to the other terms and conditions set forth herein, the Borrowers acknowledge that (a) the limited waivers set forth in this Section 32 are limited solely to the matters and the time periods expressly set forth in this Section 32, and (b) nothing contained herein shall obligate the Agent or any Lender to grant any waiver of any other obligation of any Borrower under the Credit Agreement or any other Loan Document or to grant any future waiver of Section 7.11 of the Credit Agreement.

SECTION 36.  Representations and Warranties.  To induce the other parties hereto to enter into this Amendment, the Credit Parties represent and warrant to the Agent and each of the other Lender Parties that, as of the Effective Date (defined below):

(a)           after giving effect to the provisions of this Amendment which are effective on the Third Amendment Effective Date, the representations and warranties of the Credit Parties set forth in Section 5 of the Credit Agreement are true and correct in all material respects on and as of the Effective Date with the same effect as if made on and as of the Effective Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct as of such earlier date, and except for any change of facts expressly permitted under the provisions of the Credit Agreement and the other Documents;

(b)           no Default has occurred and is continuing under the Credit Agreement, after giving effect to this Amendment; and

(c)           this Amendment has been duly executed and delivered by the Credit Parties and the Credit Agreement, as amended hereby, constitutes a legal, valid and binding obligation of the Credit Parties, enforceable against the Credit Parties in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 37.  Conditions to Effectiveness of Amendment. This Amendment shall become effective as of the date (the “Effective Date”) on which each of the following conditions has been satisfied:

(a)           the Agent shall have received counterparts of this Amendment that, when taken together, bear the signatures of the Credit Parties and all the Lenders;

(b)           the Agent shall have received payment for any and all fees owing in connection with this Amendment, including the amendment fee in the aggregate amount of $165,000 for all such Lenders, which amendment fee shall be divided on a pro rata basis among such Lenders by Agent based on each Lender’s Commitment Percentage (after giving effect to the amendments set forth in this Amendment, including the increase of the Total Commitment).

(c)           to the extent invoiced, the Lenders, the Agent and the Book-Runner shall have received payment or reimbursement of their out-of-pocket expenses in connection with this Amendment and any other out-of-pocket expenses of the Lenders, the Agent or the Book-Runner required to be paid or reimbursed pursuant to the Credit Agreement, including the reasonable fees, charges and disbursements of counsel for the Agent;

(d)           the Borrowers shall have delivered to the Agent such certificates of authorized officers of the Borrowers and the Guarantors, certificates of Governmental Authorities, certified copies of the certificates of incorporation, formation, bylaws and operating agreements, as applicable, of the Borrowers and the Guarantors (or certified confirmation that no amendments, modifications or revisions have been to those previously certifies and delivered to the Agent, as applicable), certified copies of resolutions of the directors, managers or members, as applicable of the Borrowers and the Guarantors and such other documents, instruments and agreements as the Agent shall require to evidence the valid corporate existence and authority to conduct business of the Borrowers and the Guarantors and the due authorization, execution and delivery of this Amendment any other documents related to this Amendment and any other legal maters relating to the Borrowers, the Guarantors, any Subsidiary or the other Loan Documents by the Borrowers and/or the Guarantors, all in a form and substance reasonable satisfactory to the Agent and its counsel;

(e)           the Borrowers shall have delivered to the Agent a favorable opinion of Powell Goldstein LLP, counsel to the Borrowers and the Guarantors dated as of the Effective Date, addressed to the Agent and the Lenders and covering such matters in connection with the foregoing as the Agent or the Lenders may reasonably request, in a form and substance reasonable satisfactory to the Agent and its counsel;

(f)            the Borrowers shall have delivered to the Agent new duly completed and executed Revolving Credit Notes dated as the Effective Date for each Lender who has increased its Commitment pursuant to this Amendment, and in each case payable to the order of such Lender;

(g)           the Borrowers shall have delivered to the Agent security documents and other legal documentation related to the pledge of 65% of the issued and outstanding equity interests of FinCo and the Pledged Inter-Company Loans and each Pledged Inter-Company Note, each of which shall be in form and substance satisfactory to the Agent and its counsel;

(h)           the Agent shall have received and be satisfied with asset appraisals (inventory, equipment and the Timberland Properties) of certain assets to be specified by the

Agent from appraisers satisfactory to the Agent; provided, that, such appraisers shall be engaged directly by the Agent and shall have no direct or indirect interest, financial or otherwise, in the Property or the transaction; and

(i)            the Borrowers shall have delivered to the Agent such other documents, instruments and agreements as the Agent may reasonably request in connection with the purposes of this Amendment, all in form and substance reasonably satisfactory to the Agent and its counsel.

SECTION 38.  Effect of Amendment.  Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, amend, or otherwise affect the rights and remedies of the Agent or the other Lender Parties under the Credit Agreement or any other Loan Document and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect.  This Amendment shall apply and be effective with respect only to the matters expressly referred to herein, and nothing herein shall be deemed to entitle the Borrower to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances.  This Amendment shall constitute a “Loan Document” for all purposes of the Credit Agreement.

SECTION 39.  APPLICABLE LAW.  THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 40.  Counterparts.  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original but all of which when taken together shall constitute but one and the same instrument.  Delivery of an executed signature page of this Amendment by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

SECTION 41.  Costs and Expenses.  The Borrowers agree to reimburse the Agent for its reasonable out-of-pocket expenses in connection with this Amendment, including the reasonable fees, charges and disbursements of counsel for the Agent actually incurred.

SECTION 42.  Headings.  The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

SECTION 43.  Severability.  Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 44.  No Party Deemed Drafter.  Each of the parties hereto agrees that no party hereto shall be deemed to be the drafter of this Amendment.

SECTION 45.  Ratification of Guaranty.  Each Guarantor hereby consents to this Amendment and hereby confirms and agrees that (a) notwithstanding the effectiveness of this Amendment, the Guaranty is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that, on and after the effectiveness of this Amendment, each reference in the Guaranty to the “Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement as amended by this Amendment, and (b) the Loan Documents to which it is a party and all of the Collateral described therein do, and shall continue to, secure the payment of all of the Obligations secured thereby.

SECTION 46.  FinCo Letter Agreement.  Upon the effectiveness of this Amendment in accordance with Section 37 hereof, that certain letter agreement dated September 14, 2006 among the Borrowers, the Guarantor, the Agent and the Lenders and pursuant to which the Lenders consented to the creation of FinCo and limited the investments and activities of FinCo shall be terminated.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their authorized officers as of the day and year first written above.

NEENAH PAPER, INC.,
as a Borrower

by:
Name:
Title:

NEENAH PAPER MICHIGAN, INC.,
as a Borrower

by:
Name:
Title:

NEENAH PAPER SALES, INC.,
as a Borrower

by:
Name:
Title:

NPCC HOLDING COMPANY, LLC,
as a Borrower

By: Neenah Paper, Inc., as its sole member

by:
Name:
Title:

NEENAH PAPER INTERNATIONAL HOLDING
COMPANY, LLC,
as a Borrower

By: Neenah Paper, Inc., as its sole member

by:
Name:
Title:

NEENAH PAPER COMPANY OF CANADA,
as a Guarantor

by:
Name:
Title:

JPMORGAN CHASE BANK, N.A.,
individually and as Agent,

by:
Name:	Jeff A. Tompkins
Title:	Vice President

J.P. MORGAN SECURITIES INC.,
as Book-Runner,

by:
Name:
Title:

SIGNATURE PAGE TO THIRD AMENDMENT DATED AS OF OCTOBER 3, 2006 TO THE NEENAH PAPER CREDIT AGREEMENT DATED AS OF NOVEMBER 30, 2004

To approve this Amendment:

Name of Institution: WELLS FARGO FOOTHILL, L.L.C.

by:
Name:
Title:

SIGNATURE PAGE TO THIRD AMENDMENT DATED AS OF OCTOBER 3, 2006 TO THE NEENAH PAPER CREDIT AGREEMENT DATED AS OF NOVEMBER 30, 2004

To approve this Amendment:

Name of Institution: BANK OF AMERICA, N.A.

by:
Name:
Title:

SIGNATURE PAGE TO THIRD AMENDMENT DATED AS OF OCTOBER 3, 2006 TO THE NEENAH PAPER CREDIT AGREEMENT DATED AS OF NOVEMBER 30, 2004

To approve this Amendment:

Name of Institution: THE CIT GROUP/BUSINESS CREDIT, INC.

by:
Name:
Title:

SIGNATURE PAGE TO THIRD AMENDMENT DATED AS OF OCTOBER 3, 2006 TO THE NEENAH PAPER CREDIT AGREEMENT DATED AS OF NOVEMBER 30, 2004

To approve this Amendment:

Name of
Institution:	CITIZENS BUSINESS CREDIT, a Division of
Citizens Leasing Corporation, a Rhode Island
Corporation, as a Lender

by:
Name:
Title:

SIGNATURE PAGE TO THIRD AMENDMENT DATED AS OF OCTOBER 3, 2006 TO THE NEENAH PAPER CREDIT AGREEMENT DATED AS OF NOVEMBER 30, 2004

To approve this Amendment:

Name of Institution: UBS AG, STAMFORD BRANCH

by:
Name:
Title:

by:
Name:
Title:

SIGNATURE PAGE TO THIRD AMENDMENT DATED AS OF OCTOBER 3, 2006 TO THE NEENAH PAPER CREDIT AGREEMENT DATED AS OF NOVEMBER 30, 2004

To approve this Amendment:

Name of
Institution:	GOLDMAN SACHS CREDIT PARTNERS
L.P.

by:
Name:
Title: